Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG FastChannel, Inc.	212/835 8500 or dgit@jcir.com
972/581-2000

DG FASTCHANNEL™ TO ACQUIRE VYVX ADVERTISING

SERVICE OPERATIONS

- Combination to Significantly Expand DG FastChannel’s

Revenue and National Client Base -

- DG FastChannel to Realize Substantial Operational Synergies -

DALLAS, TX (December 19, 2007) – DG FastChannel, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising and broadcast industries announced today that it has entered into a definitive agreement with Level 3 Communications, Inc. (Nasdaq: LVLT) to acquire the Vyvx advertising services business including its distribution, post-production and related operations.  Pursuant to the terms of an asset purchase agreement, DG FastChannel will pay Level 3 Communications $129 million in cash, subject to certain adjustments, for the Vyvx advertising services business.

Commenting on the transaction, Scott K. Ginsburg, Chairman and CEO of DG FastChannel said, “This transaction benefits both our customers and our shareholders.  Vyvx’s blue chip customer base will gain access to DG FastChannel’s omnipresent, state-of-the-art electronic network.  The scope and scale of the combined company will better position it for further prudent investments in our next-generation digital media platform which will allow us to deliver additional significant technical and service enhancements to our customers.  The ‘digital convergence’ and integrated marketing solutions being introduced by media giants such as Google and Microsoft together with innovative technologies from many other companies have created new competitive challenges for providers of advertising services.  The business combination we are announcing today will expand our opportunities to establish unified digital marketing solutions for multiple video platforms being developed for broadcast, cable, Internet and mobile advertising.”

“The Vyvx advertising services business fits extremely well with the DG FastChannel enterprise,” Mr. Ginsburg added. “During the next fourteen months, U.S. television and cable operators are converting to a digital broadcast and an HD environment.  As they do, DG FastChannel will have the resources necessary to deploy an ‘HD Extreme’ network and fulfill the demands of transmitting HD advertising content to broadcast-based media outlets.  At the

-more-

same time, we will identify and take advantage of significant opportunities for operational synergies.  With our proven ability to combine businesses, we expect to drive superior returns for our shareholders.”

DG FastChannel has obtained a financing commitment from BMO Capital Markets for a six–year, $145 million senior credit facility and a two-year, $65 million senior unsecured bridge loan to fund the Vyvx advertising services business transaction and to refinance the Company’s existing $85 million senior credit facility.  At September 30, 2007, the Company reported net debt of $36 million.  DG FastChannel will have pro forma net debt immediately following the close of the Vyvx advertising services business of approximate $170 million.

The acquisition of the Vyvx advertising services business will expand DG FastChannel’s revenues, EBITDA (earnings before interest, taxes, depreciation, and amortization) and roster of the nation’s most esteemed and best-known brands.  DG FastChannel issued a separate news announcement today in which it increased its guidance for pro forma 2007 and 2008 financial results (before the benefit of the Vyvx operations).

Under the management of Level 3 Communications, Inc., the Vyvx advertising services operation is expected to generate approximately $36 million of revenue and $11 million of EBITDA for the year ending December 31, 2007.  DG FastChannel expects to act on approximately $7 million to $9 million of identified operational synergies within one year of the closing of the transaction.  The synergies include integrating the Vyvx advertising distribution management, operations, products and facilities with DG FastChannel’s and the elimination of duplicative offices, telecom lines, equipment and resources.

DG FastChannel will assume regional operating offices in New York, Chicago, Delaware, Memphis, and Los Angeles while gaining a stand-alone network operations center in Tulsa, which will provide another fully redundant backup facility to the DG FastChannel network.  There are approximately 120 full time employees who are dedicated solely to the Vyvx advertising services business.

Mr. Ginsburg commented, “We are thrilled to become associated with some of the most talented customer service and sales representatives as well as technical staff working in the media services industry, and it is our intention to align the two workforces as soon as practical.”

DG FastChannel anticipates that the acquisition of Vyvx’s advertising services operations will be completed during the first quarter of 2008.  The acquisition is subject to customary regulatory approvals.

Latham & Watkins LLP acted as legal advisor and ThinkEquity Partners LLC, a wholly owned subsidiary of London based Panmure Gordon & Co., acted as the financial advisor to DG FastChannel in the transaction.

About DG FastChannel, Inc.

DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  DG FastChannel’s innovative technology solutions help advertisers and agencies work faster, smarter and more competitively. Offering both the ubiquitous reach of multicast satellite transmissions and the targeted capabilities of Internet technologies, DG FastChannel has deployed a suite of business intelligence and asset management tools and creative and production resources designed specifically for the advertising community.  DG FastChannel’s next generation distribution platform includes high definition electronic video distribution capabilities that streamline the advertising process from point of ingest via digital distribution to its edge-servers located at TV, cable and network broadcasters.  More than 5,000 advertisers and agencies rely upon DG FastChannel’s online media distribution network and suite of products and services, and over 21,000 online radio, television, cable, network and print publishing destinations. For more information visit www.dgfastchannel.com.

Safe Harbor for Forward-Looking Statements

Statements in this Press Release may contain certain forward-looking statements relating to DG FastChannel and its expectations for the proposed acquisition of the Vyvx advertising distribution operations.  All statements included in this Press Release concerning activities, events or developments that DG FastChannel expects, believes or anticipates will or may occur in the future are forward-looking statements.  Actual results could differ materially from the results discussed in the forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the following: the risk that the operations will not be integrated successfully; and the risk that the expected cost savings and other synergies from the proposed transaction may not be fully realized, realized at all or take longer to realize than anticipated.  Additional information on these and other risks, uncertainties and factors is included in DG FastChannel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC.

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